SEVERANCE AGREEMENT
October 14, 2022
BY EMAIL
Fortunato Ron Rocca
Dear Ron:
The purpose of this Severance Agreement (the “Severance Agreement”) is to set forth the terms of your separation from Exagen, Inc. (the “Company”). Payment of the Separation Pay described below is contingent on your agreement to and compliance with the terms of this Severance Agreement. Neither this offer to you nor the Company’s entering into this Severance Agreement shall constitute an admission by the Company. This Severance Agreement is provided pursuant to the Amended and Restated Executive Change in Control and Severance Plan, effective as of April 25, 2022 (the “Plan”), your participation in which was confirmed on June 8, 2022 (the “Participation Agreement”).
1.Separation of Employment.
(a)Your employment with the Company will end on October 14, 2022 (the “Termination Date”). By law, and regardless of whether you sign this Severance Agreement, you will receive, on the Termination Date, payment for all earned but unpaid wages accrued through the Termination Date, less payroll deductions. You will not receive payment for accrued vacation because the Company has an unlimited PTO policy in place. In addition, and regardless of whether you sign this Severance Agreement, any expenses that you have properly incurred but that have not been reimbursed as of the Termination Date will be paid, provided you submit the required documentation by November 15, 2022.
(b)Your health insurance will continue in effect until October 31, 2022. By law, and whether or not you sign this Severance Agreement, you will have the right to continue your health insurance pursuant to COBRA. You will receive your COBRA notice under separate cover. If you sign and do not revoke this Severance Agreement, you will be entitled to reimbursement of COBRA premiums as outlined below.
(c)The Company will not contest any application you may make for unemployment benefits after the Termination Date and you may apply for unemployment benefits directly from the State of California by accessing this website:https://edd.ca.gov/Unemployment/Filing_a_Claim.htm.
2.Separation Pay and Benefits.
(a)If you sign and do not revoke this Agreement, as you are entitled to do, pursuant to the Plan and the Participation Agreement, and in exchange for the mutual promises set forth in this Severance Agreement, the Company agrees to pay you Separation Pay in the amount of $424,875, less applicable payroll deductions (the “Separation Pay”). The Company will pay the

Separation Pay in a lump sum, less payroll deductions, on the 30th day after the Termination Date (i.e., prior to or on November 13, 2022), if you sign and do not revoke this Severance Agreement.
(b)In addition to the foregoing, pursuant to the Plan and the Participation Agreement, you will be entitled to receive a pro-rated payment for Actual Incentive Compensation (as defined in the Plan) on the date on which annual bonuses are generally paid but no later than March 15, 2023 (which payment, if any, shall be subject to payroll deductions).
(c)In addition, pursuant to the Plan and the Participation Agreement, if you elect COBRA, you will be entitled to reimbursement for your COBRA premiums for the same coverage in effect immediately prior to the Termination Date for the first to occur of (i) nine (9) months following the Termination Date; or (ii) the date you become eligible for coverage under another employer’s health plan. The reimbursement will be made within thirty (30) days of the presentation of the documentation confirming that you have elected COBRA coverage, and shall continue on a monthly basis thereafter until such time as you are no longer eligible for such reimbursement pursuant to the Plan and this Severance Agreement.
(d)Equity position: You own the following outstanding awards under the Company’s 2019 Incentive Award Plan or 2013 Stock Option Plan, as applicable (collectively, the “Equity Awards”):

Award Type	Grant Date	Total Number of Underlying Shares	Number of Vested Underlying Shares as of the Termination Date	Exercise Price Per Share	Vesting Schedule
Option	10/5/2018	323,702	316,958	$0.2571	(1)
Option	9/18/2019	138,659	103,994	$14.00	(1)
Option	1/9/2020	153,000	98,812	$24.19	(1)
Option	2/23/21	40,000	15,833	$18.20	(1)
RSU	2/23/21	50,000	20,678*	N/A	(2)
RSU	2/4/2022	75,000	0	N/A	(3)
*Reflects 3/1/22 tax withholding of 4,322 shares of common stock.

(1)The option vests with respect to 25% of the shares underlying the option on the first anniversary of the grant date and with respect to the remaining shares, on each monthly anniversary over the three-year period thereafter, subject to the your continued service.
(2)The restricted stock units will vest with respect to 25% of the restricted stock units on each of the first, second, third and fourth anniversaries of March 1, 2021, subject to your continued service through the applicable vesting date.
(3)The restricted stock unit will vest with respect to 25% of the restricted stock units on each of the first, second, third and fourth anniversaries of February 4, 2022, subject to your continued service through the applicable vesting date.

Pursuant to the agreements evidencing your Equity Awards that are Options, such Options may not be exercised after the date that is three months after the Termination Date. Other than the vested portion of the Equity Awards, you are not entitled to vest in or receive any other equity in the Company or any of its affiliates.
(e)You acknowledge and agree that the Separation Pay and benefits set forth herein are the only pay and benefits to which you are entitled pursuant to the Plan and the Participation Agreement and, absent your execution of this Severance Agreement, you have no entitlement to same. You further acknowledge that except for the specific financial consideration set forth in this Severance Agreement, you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other severance, wages, equity, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.
3.Employee Covenants.
(a)You acknowledge that as of the date you execute this Severance Agreement (the “Execution Date”), you have not filed any complaints, claims, charges, actions, grievances or arbitrations against the Company1 or otherwise contacted any U.S. federal, state or local governmental agency or commission that has applicable jurisdiction to regulate the Company (each a “Government Agency”) regarding the Company.
(b)You agree that, no later than two (2) business days after the Termination Date, you will return to the Company all Company documents (whether in hard copy or electronic form and any copies thereof) and property (including, without limitation, all cell phones, laptops and other company equipment), and that you shall abide by Annex A to the Plan, the terms of which shall survive the signing of this Severance Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. You shall not be deemed to be in breach of this confidentiality provision (i) in the event such information is already in the public domain, (ii) in the event that you are required to disclose confidential information in connection with a judicial or special proceeding or pursuant to court order, (iii) if you share this information with any Government Agency or participate in a government investigation, or (iv) if you obtain the Company’s prior written permission to disclose such information. Also, notwithstanding any provision of this Severance Agreement prohibiting the disclosure of trade secrets or other confidential information, you may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit or other court proceeding against the Company for retaliating against you for reporting a suspected violation of law, you may disclose the trade secret to the attorney representing you and use the trade secret in the court
1    For purposes of Sections 3 and 4, the term “Company” includes Exagen, Inc. and any of its parents, subsidiaries, divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), and all other related entities and the former and current directors, officers, employees, agents, successors and assigns of each applicable organization.

proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
(c)You agree that all information relating in any way to this Severance Agreement, including the terms and amount of financial consideration provided for in this Severance Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or Government Agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so. In addition, pursuant to S.B. 331, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
(d)You agree that you shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (and all other related entities and subsidiaries and their former or current officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the Company’s business, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the business or reputation of the Company (and all other related entities and subsidiaries and their former or current officers, directors, employees and consultants).
(e)You agree that by entering into this Severance Agreement, the Company is not admitting to and specifically denies any wrongdoing or violation of any law, and further, the Company by agreeing to provide you the Separation Pay is not admitting any liability and specifically denies any liability or that you suffered any damages.
(f)You acknowledge that as of the Execution Date you have received all leave to which you are entitled under any applicable Federal or state law, and you have been paid in full for all wages and compensation. You also acknowledge and agree that you do not have any work-related injuries or occupational diseases.
(g)You represents and warrant that there has been no assignment or other transfer of any interest in any claim which you may have against the Company and you agree to indemnify and hold the Company harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Company as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the the Company against the undersigned under this indemnity.
(h)You agree to, concurrently with your execution of this Severance Agreement, execute and deliver to the chairman of the board of directors Company a notice of resignation in the form attached hereto as Exhibit A, in accordance with Section 3.4 of the bylaws of the Company.

4.Your Release of Claims.
(a)You hereby agree and acknowledge that by signing this Severance Agreement and accepting the Separation Pay and Benefits, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company of any kind whatsoever, whether known or unknown, arising from the beginning of time through the Execution Date. Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action by you, including but not limited to a class or collective action, whether you seek to participate as a party plaintiff or as a class member (each a “Claim” and jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.
(b)Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:
**    Claims under any local, state or federal discrimination, fair employment practices or other employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act of 2008, the Employee Retirement Income Security Act of 1974, COBRA, and any similar Federal, state, or local statute.
**    Claims under any other local, state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to any other terms and conditions of employment.
**    Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.
**    Any other Claim arising under local, state or federal law.

(c)Section 1542 of the Civil Code of the State of California (“Section 1542”) provides, generally, that a release does not extend to unknown claims. Specifically, Section 1542 of the Civil Code of the State of California states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(d)Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release, you expressly acknowledge and agree that this Severance Agreement releases all claims existing or arising prior to your execution of this Severance Agreement which you have or may have against the Company, whether the claims are known or unknown and suspected or unsuspected by you and you forever waive all inquiries and investigations into any and all of these claims.
(e)Notwithstanding the foregoing, this paragraph does not release the Company from any obligation expressly set forth in this Severance Agreement. Further, your waivers and releases in this Severance Agreement do not apply to any claims that cannot be waived or released as a matter of law under applicable, federal, state, or local laws, including without limitation unemployment and workers’ compensation claims or entitlement under any indemnification agreement between you and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Severance Agreement.
(f)It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the undersigned. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by email (with a confirmation from the recipient of receipt) a notice of rescission to the undersigned. The eighth day following your signing of this Agreement without rescission is the “Effective Date” of this Agreement.
(g)Notwithstanding the foregoing, nothing in this Severance Agreement, including the release contained in this Severance Agreement shall: (i) prohibit or restrict you from filing or limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission or a state or local equivalent, or any Government Agency, (ii) prohibit or restrict you from communicating with, providing documents or other information to or otherwise cooperating with, or limit your ability to communicate with, provide documents or other relevant information to or otherwise to cooperate with, any Government Agency, including responding to any inquiry from such authority, including an inquiry about the existence of this Severance Agreement, its release or its underlying facts, (iii) limit your right to receive a bounty from any Government Agency, or (iv) require you to notify the Company of your communications with or inquiries from any Government Agency. To the maximum extent permitted by law, however, nothing in this release or this Severance Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of a charge or complaint on the basis that your signing of this Severance Agreement constitutes a full release of any claims, including claims of discrimination, or to seek restitution of the economic benefits provided to you if you successfully challenge the validity of this release, provided, however, that you retain the right to receive, and the Company shall not seek restitution of, a Governmental bounty or award.
You agree that if you hereafter commence any suit arising out of, based upon, or relating to any of the claims released hereunder or in any manner asserts against the Company any of the claims released hereunder, then you agree to pay to the Company, in addition to any other damages caused to the Company, all attorneys’ fees incurred by the Company in defending or otherwise responding to said suit or claim.
5.Entire Agreement/Modification/Waiver/Choice of Law/ Venue/Enforceability.
(a)You agree that except for the Plan, Participation Agreement, and Equity Awards, this Severance Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No modifications hereof shall be deemed valid unless reduced to writing and signed by the parties. The failure of the Company to seek enforcement of any provision of this Severance Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision. This Severance Agreement shall be deemed to have been made in the State of California and shall be construed in accordance with California law without giving effect to conflict of law principles. The provisions of this Severance Agreement are severable, and if any part shall be found to be unenforceable, the remaining provisions shall be enforced in full, provided, however, that if any or all of the release in Section 4 is held unenforceable, this Severance Agreement shall be deemed null and void.
(b)By executing this Severance Agreement, you are acknowledging that: (1) you have carefully read and understand this Severance Agreement, including Section 4 entitled Your Release of Claims; (2) you understand that the Your Release of Claims in Section 4 is binding and by signing this Severance Agreement, you give up certain rights; (3) you have been afforded sufficient time to understand the terms of this Severance Agreement; (4) your agreements are made voluntarily and knowingly; and (5) neither the Company nor its agents have made any representations inconsistent with this Severance Agreement.

The offers in this Severance Agreement will expire on Friday, November 4, 2022. The date you sign and return this Agreement to the Company is the “Execution Date.”

Exagen, Inc.

By: /s/ Brian Birk
Name: Brian Birk
Its: Chairman of the Board

Confirmed, Agreed and Acknowledged:

/s/ Fortunato Ron Rocca
Name: Fortunato Ron Rocca
Dated: October 20, 2022

EXHIBIT A
RESIGNATION NOTICE
October 14, 2022
Via Email

Exagen Inc.
1261 Liberty Way,
Vista, California 92081
Attention: Brian Birk, Chairman
Email: Brian.Birk@sunmountaincapital.com

Dear Mr. Birk:

    I, as the undersigned, hereby resign from the Board of Directors of Exagen Inc. and/or any of its affiliates or subsidiaries and any and all committees thereof, effective as of the Termination Date (as defined in that certain Severance Agreement, dated October 14, 2022, by and between me and Exagen Inc.) and without further action on the part of any other person.

Very truly yours,

/s/ Fortunato Ron Rocca
Fortunato Ron Rocca